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TSYS (R) NEWS RELEASE
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For Immediate Release

Contacts: Kimberly Knight                                      Virginia Holman
          Senior Corporate Communications Specialist        Marketing Director
          (706) 644-1218                                        (706) 649-4695
          kiknight@totalsystem.com                     vholman@totalsystem.com

                 TSYS(R) Signs The Royal Bank of Scotland Group

Synopsis: TSYS finalizes 10-year card processing agreement with The Royal Bank of Scotland Group.

Columbus, Ga., Aug. 9, 2000 - Total System Services, Inc.(R)(TSYS(R)) (NYSE: "TSS"), today announced the signing of a 10-year agreement with The Royal Bank of Scotland Group plc ("Royal Bank Group"), to process its 7 million consumer and commercial card accounts.

         President Philip W. Tomlinson said, "TSYS is delighted that the Royal Bank Group, a preeminent European bank and market leader, has entrusted its business to us and that we were able to reach a definitive agreement within two months after signing the letter of intent."

         Bruce Bacon, Managing Director of TSYS Europe said, "We look forward to a long and productive relationship with the Royal Bank of Scotland Group. TSYS is dedicated to providing superior systems and services to RBS and to others in Europe."

         The Royal Bank Group is the second-largest credit card issuer in the United Kingdom with one of the fastest growing card portfolios in all of Europe. TSYS will provide complete processing services for The Royal Bank of Scotland, NatWest, Ulster Bank and Coutts portfolios, all of which are part of the Royal Bank of Scotland Group. The Royal Bank Group chose TSYS for its outstanding customer service and leading-edge processing systems which provide optimum flexibility, superior portfolio management and speed to market.

         "Total System Services' commitment to customer service and innovative processing solutions makes them the obvious choice for us. It is very important for us to obtain adaptable systems so that we may expand our market share. TS2 delivers this to us in a state-of-the-art system that will allow us to provide our cardholders with the highest standards of customer service, " said Stephen Brannan, Managing Director, Card Business, Royal Bank of Scotland Group. "Our progress with TSYS over the past several months has been outstanding. The Royal Bank Group continues to maintain high enthusiasm for the functionality richness TSYS will deliver, thus enabling us to expand our position as an innovative leader in the cards business, " added Brannan.

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TSYS(R)Signs The Royal Bank of Scotland Group/p. 2

About Card Growth in Europe
         Card usage and credit are projected to grow significantly in Europe. Credit cards account for 29 percent of all cards in Europe. The European Card Review reported that credit card growth was up 8.3 percent in 1999. Transaction volumes are growing at approximately 20 percent per year, according to Payment Cards in Europe 1999.

About The Royal Bank of Scotland Group
         The Royal Bank of Scotland Group, founded in 1727, is one of Europe's leading financial services companies, and one of the largest banks in the UK, operating and throughout the world. In March 2000 it acquired National Westminster Bank plc, creating an enlarged group which ranks first in the UK in corporate banking, private banking, offshore banking, and private motor insurance, and second in retail banking. The enlarged group has more than 2,000 branches throughout the UK and Ireland, and serves more than 15 million customers.

About Total System Services, Inc.
         TSYS provides global commerce solutions. With more than 181 million accounts on file, TSYS facilitates the payment exchange between buyers and sellers. TSYS and its family of companies offer a full range of acquiring and issuing business services from credit application to collections for credit, debit, commercial, stored value and retail accounts. TSYS' Europeanized TS2(R) Processing System, the most technologically advanced transaction processing software built in the 1990's, has been adapted to accommodate the unique requirements for the market. Based in Columbus, Ga., TSYS (NYSE: "TSS") (www.totalsystem.com) is an 80.8 percent-owned subsidiary of Synovus Financial Corp. (NYSE: "SNV") (www.synovus.com), No. 5 on FORTUNE magazine's list of "The 100 Best Companies To Work For" in 2000. For more information, contact news@totalsystem.com.

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